Exhibit 99.1

NEWS RELEASE

Bonanza Creek Energy Appoints New Chief Executive Officer

DENVER, Colorado – April 5, 2018 /Globe Newswire/ – Bonanza Creek Energy, Inc. (NYSE: BCEI) (“Bonanza Creek” or the “Company”) today announces the hiring of Eric T. Greager as Chief Executive Officer. Mr. Greager’s appointment as President and Chief Executive Officer will take effect on April 11, 2018. He will be assuming the role from R. Seth Bullock, a managing director of Alvarez & Marsal, who has served as the Company’s interim Chief Executive Officer since June of 2017.

Mr. Greager, 47, previously served as a Vice-President and General Manager at Encana Oil & Gas (USA) Inc. Mr. Greager joined Encana in 2006 and served in various management and executive positions, including as a member of the boards of directors of Encana Procurement Inc. and Encana Oil & Gas (USA) Inc. In addition, Mr. Greager serves on the board of trustees of the Texas Parks and Wildlife Foundation and previously served on the board of directors of Western Energy Alliance and the board of managers of Hunter Ridge Energy Services. Mr. Greager received his Master’s Degree in Economics from the University of Oklahoma and his Bachelor’s Degree in Engineering from the Colorado School of Mines.

Mr. Greager’s 20 years of management experience in oil and gas includes roles leading engineering, geoscience and A&D functions, as well as field operations teams from D&C through production.  Most recently, Mr. Greager led Encana’s Western Operating Area, which includes Eagle Ford, San Juan and Wind River assets.  Mr. Greager’s experience with both the operating and technical aspects of the D-J Basin and his demonstrated leadership of several units within Encana have led the Board of Directors of Bonanza Creek to conclude that he will be a superb leader of the Company as it executes its development plan.

“After a comprehensive search and on behalf of the Board of Directors, we are pleased to welcome Eric Greager to Bonanza Creek. Eric has the right background, leadership and cultural disposition to successfully lead our Company. He has a track record of success and continuous improvement, and we are confident that he will help strengthen Bonanza Creek, drive returns and cash flow growth, and create value for our shareholders, employees and community. Eric is a terrific asset, and we are excited to welcome him to the team,” said Jack E. Vaughn, Chairman of Bonanza Creek.  “On behalf of the Board of Directors, I would also like to thank Seth for all of his hard work leading Bonanza Creek over the past ten months.”

In accordance with NYSE requirements, the Company hereby discloses that its Board of Directors has authorized the grant to Mr. Greager of an employment inducement award of restricted stock units with a grant-date fair value equal to $4,000,000 (the “Inducement RSUs”) to compensate Mr. Greager for forfeited equity compensation from his former employer, such grant to be effective on April 11, 2018, the date Mr. Greager will commence employment with the Company.  The Inducement RSUs will vest in 20% increments on each of the first through fifth anniversaries of the grant date, subject to Mr. Greager’s continued employment with the Company through such date; and will vest in full upon certain qualifying terminations of employment.

About Bonanza Creek Energy, Inc.

Bonanza Creek Energy, Inc. is an independent oil and natural gas company engaged in the acquisition, exploration, development and production of onshore oil and associated liquids-rich natural gas in the United

States. The Company’s assets and operations are concentrated primarily in the Rocky Mountain region in the Wattenberg Field, focused on the Niobrara and Codell formations, and in southern Arkansas, focused on oily Cotton Valley sands. The Company’s common shares are listed for trading on the NYSE under the symbol: “BCEI.” For more information about the Company, please visit www.bonanzacrk.com. Please note that the Company routinely posts important information about the Company under the Investor Relations section of its website.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on management’s experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this press release, the words “will,” “potential,” “believe,” “estimate,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “plan,” “predict,” “project,” “profile,” “model” or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These statements include statements regarding development and completion expectations and strategy; decreasing operating and capital costs; impact of the Company’s reorganization; and 2018 guidance. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, that may cause actual results to differ materially from those implied or expressed by the forward-looking statements, including the following: changes in natural gas, oil and NGL prices; general economic conditions, including the performance of financial markets and interest rates; drilling results; shortages of oilfield equipment, services and personnel; operating risks such as unexpected drilling conditions; ability to acquire adequate supplies of water; risks related to derivative instruments; access to adequate gathering systems and pipeline take-away capacity; and pipeline and refining capacity constraints. Further information on such assumptions, risks and uncertainties is available in the Company’s SEC filings. We refer you to the discussion of risk factors in our Annual Report on Form 10-K for the year ended December 31, 2017, filed on March 15, 2018, and other filings submitted by us to the Securities Exchange Commission. The Company’s SEC filings are available on the Company’s website at www.bonanzacrk.com and on the SEC’s website at www.sec.gov. All of the forward-looking statements made in this press release are qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, including guidance, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

For further information, please contact:

James R. Edwards

Director - Investor Relations

720-440-6136

jedwards@bonanzacrk.com